Exhibit 99.2

Contacts:
	Mark Stolper	FOR IMMEDIATE RELEASE
	Primedex Health Systems, Inc.	NOVEMBER 15, 2006
Phone: (310) 445-2800

John Mills
Integrated Corporate Relations, Inc.
Phone: (310) 954-1105
Email: jmills@icrinc.com

PRIMEDEX HEALTH SYSTEMS, INC.

ANNOUNCES CLOSING OF ACQUISITION

OF RADIOLOGIX, INC.

Los Angeles, California. November 15, 2006. Primedex Health Systems, Inc. (OTCBB: PMDX.OB) today announced the completion of its previously announced acquisition of Radiologix, Inc. (AMEX: RGX).  Primedex has acquired Radiologix in a cash and stock transaction which is valued, based upon the closing stock price of Primedex on November 14, 2006, at $221 million, including net debt as of September 30, 2006.  With 134 locations throughout the United States, the combined company will be the largest owner and operator of fixed-site diagnostic imaging centers in the United States.

Under the terms of the agreement, Radiologix shareholders received an aggregate consideration of 22,621,922 shares of Primedex common stock and $42,950,000 in cash.  Based upon Primedex’s closing share price on November 14, 2006, each Radiologix shareholder received $1.79 in cash for each Radiologix share, plus one share of Primedex common stock for a total consideration of $4.59.

Dr. Howard Berger, president and chief executive officer of Primedex, stated, “The acquisition of Radiologix, which I hope will bring long-term benefits to our shareholders, employees, and patients alike, is a transforming event for our company.  Despite this transaction, which creates the largest operator of fixed imaging centers, the $100 billion diagnostic imaging landscape remains highly fragmented and full of further opportunity.  I believe this acquisition positions us in the near future to capitalize on the dynamic changes I foresee in our industry in the years to come.  I welcome the Radiologix employees into the Primedex family and believe their future contributions will be valuable for the continued success of our company.”

The acquisition of Radiologix, a national provider of imaging services headquartered in Dallas, Texas, allows Primedex to expand its presence in California, and gives Primedex a concentrated platform outside of California that it plans to optimize and grow. Primedex will use the acquisition to further its strategies of geographic clustering, exclusive capitation contracting and multi-modality product offerings, which it will now be able to pursue on a national scale.

Bear, Stearns & Co. Inc. acted as exclusive financial advisor to Radiologix with respect to the transaction. Jefferies & Company, Inc. acted as exclusive financial advisor to Primedex with respect to the transaction.  Sheppard Mullin Richter & Hampton LLP acted as outside legal counsel to Primedex and Haynes & Boone acted as outside legal counsel to Radiologix with respect to the transaction.

ABOUT PRIMEDEX HEALTH SYSTEMS, INC.

Primedex Health Systems, Inc., is the California market leader in providing high-quality, cost-effective diagnostic imaging services through a network of fully-owned and operated outpatient imaging centers. As of October 31, 2006, Primedex owned and operated 65 facilities. For its fiscal year ended October 31, 2006, Primedex and its subsidiaries performed approximately 1,000,000 diagnostic imaging procedures. At October 31, 2006, together with Beverly Radiology Medical Group, the medical group that provides medical services to the majority of the Company’s locations, the Company had a total of 950 full-time and 375 part-time and per-diem employees. For more information, visit www.radnet.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the benefits of the proposed transaction, expected synergies, anticipated future financial and operating performance, and Primedex Health Systems’ ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, and receiving third-party reimbursement for diagnostic imaging services, as well as Primedex’s financial guidance, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties which may cause Primedex’s actual results to differ materially from the statements contained herein. These risks and uncertainties include, among others, problems that may arise in successfully integrating the businesses of the two companies; unexpected costs involved in the transaction; the inability of the combined companies to achieve cost-cutting synergies; future regulatory or legislative actions in the industry; as well as those set forth in Primedex’s reports filed with the SEC, including its annual report on Form 10-K for the year ended October 31, 2005, and Quarterly Reports on Form 10-Q for the quarters ended January 31, 2006, April 30, 2006 and July 31, 2006 and the joint proxy statement/prospectus dated October 20, 2006. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. Primedex undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.